Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated January 20, 2004 with respect to the financial statements of IDS Life Variable Annuity Fund A included in this Post-Effective Amendment No. 71 to the Registration Statement (Form N-4, No. 2-29081) for the registration of the IDS Life Variable Annuity Fund A offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP
Minneapolis, Minnesota
September 8, 2004